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                                 NEWS RELEASE

                                                FOR IMMEDIATE RELEASE
                                                CONTACT:

                                                John Lang, Treasurer
                                                (517) 347-6207

                         PROFESSIONALS GROUP AND PPTF
              AGREE TO REVISED TERMS AND REAFFIRM PLAN TO MERGE

        Okemos, Michigan and Coral Gables, Florida, October 3, 1997 - Professionals Insurance Company Management Group ("Professionals Group")
(Nasdaq:    PICM) and Physicians Protective Trust Fund ("PPTF") announced today that they have revised the terms of their previously-announced Agreement and Plan of Merger whereby PPTF will merge with PICOM Insurance Company, a wholly-owned subsidiary of Professionals Group ("PICOM"). PPTF also announced that its Board of Trustees has terminated discussions with FPIC Insurance Group, Inc.

        As originally announced on August 15, 1997, the definitive merger agreement among Professionals Group, PICOM and PPTF provided that upon consummation of the merger Professionals Group would issue between a minimum of 3,744,897 shares and a maximum of 4,299,676 shares of Professionals Group common stock to the eligible members of PPTF. Pursuant to the amended definitive merger agreement signed on October 3, 1997, Professionals Group will issue a fixed number of shares (4,089,160) of Professionals Group common stock to the Eligible Members of PPTF upon consummation of the merger. Professionals Group and PPTF also amended certain other terms and conditions of the merger. The closing of the merger is expected to occur in the first quarter of 1998.

        Victor Adamo, Professionals Group's President and Chief Executive Officer, stated, "We look forward to approval of the merger by Professionals Group's shareholders and PPTF's policyholders and to close the transaction shortly thereafter. The transaction will diversify both companies' overall risk profile through geographic diversification and will maintain the quality of service that the insured customer base of each company has come to rely upon and expect."

        Steven L. Salman, President and CEO of PPTF, commented, "We are delighted with the revised agreement with Professionals Group. We continue to strongly believe that the combination of PPTF and Professionals Group will provide PPTF policyholders with significant value and a continuing ownership position in a large and growing property and casualty insurance group. The entire Board of Trustees is pleased to be able to provide PPTF's policyholders with a transaction which is in the best interest of PPTF's policyholders and all of PPTF's constituencies. PPTF's Board of Trustees believes that the combination of the increased value in the amended merger agreement and the continuing influence that PPTF's Trustees and management will have in the ongoing operations of the combined entity will ensure that existing and new policyholders will continue to have an insurance organization dedicated to providing a strong defense of claims coupled with unsurpassed liability protection to the Florida medical community. This protection and level of service is the basis on which PPTF was founded and which our policyholders have come to expect from the PPTF organization."